Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:

James M. Froisland	Katie Wood Znameroski
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

WEDNESDAY, JANUARY 9, 2008

Material Sciences Announces Third Quarter Fiscal 2008 Results

•     Third Quarter 2008 Net Sales Increased 7 Percent

•     Received Commitment for Four New Japanese Transplant Quiet Steel® Applications

•     Net Income of $0.7 Million ($0.05 per diluted share) versus a Net Loss of $0.2 Million in Third Quarter of Fiscal 2007 (loss of $0.01 per diluted share)

•     Board of Directors Approves Repurchase of an Additional One Million Shares of Common Stock

ELK GROVE VILLAGE, IL, January 9, 2008 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the third quarter of fiscal 2008, ended November 30, 2007.

Net sales for the third quarter of fiscal 2008 increased 7.3 percent to $65.1 million from $60.7 million in the third quarter of fiscal 2007. The company reported net income of $0.7 million, or $0.05 per diluted common share, compared with a net loss of $0.2 million, or $0.01 per diluted common share, in the third quarter of fiscal 2007.

“Growth from new applications closed in the second quarter of fiscal 2008 benefited Material Sciences’ quarter-over-quarter sales,” said Clifford D. Nastas, chief executive officer for Material Sciences. “That said, our fiscal year-to-date performance continues to be affected by the ongoing weakness in the North American automotive industry and housing market, and we anticipate the softness in these segments will persist at a minimum throughout the 2008 calendar year.”

“Despite the marketplace challenges, we made significant headway in diversifying our customer base and developing new markets. During the third quarter, we continued staffing our new offices in Seoul, South Korea, Yokohama, Japan, and Shanghai, China; expanded existing relationships with appliance and automotive manufacturers; and again posted double-digit growth in European brake sales, partially offsetting weakness in North America. At the same time, we have strengthened our longstanding relationships with the Big Three and are proud to see them feature Quiet Steel® in their show rooms, websites and at the upcoming North American International Auto Show,” Nastas said.

Results of Operations – Third Quarter Sales, Gross Profit and Income

In the third quarter, acoustical sales increased 7.2 percent to $32.0 million from $29.9 million in the third quarter of fiscal 2007. New application growth more than offset the year-over-year decline in the production of vehicles containing Quiet Steel.

Coated sales increased 7.4 percent in the third quarter to $33.1 million from $30.8 million in the prior period. Strength in appliance and building products sales were complimented by higher gas tank sales.

Gross profit in the third quarter was $9.0 million versus $7.5 million in the third quarter of fiscal year 2007, and gross profit as a percent of sales grew to 13.9 percent compared with 12.3 percent in the comparable period. The improvement in gross profit and gross margin is primarily due to higher sales volume, an increase in scrap sales, and fees from an operating agreement with Hae Won Steel.

Selling, general and administrative expenses in the third quarter fell slightly to $8.4 million compared to the third quarter of fiscal 2007, mainly due to lower professional fees.

Material Sciences reported income from operations for the third quarter of $0.7 million compared with a loss of $1.1 million in the prior year’s quarter. It recorded other income of $0.3 million versus $0.2 million in the comparable period, mainly due to higher income from the company’s joint venture with Tekno.

On January 7, 2008, the company’s Board of Directors approved an additional share repurchase program of up to one million shares of common stock. This program is in addition to the existing repurchase program authorized in February 2006.

Conference Call

Material Sciences will host a conference call to review its third quarter fiscal 2008 results on Wednesday, January 9, 2008, at 9:00 a.m. CT. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations

(including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2007, filed with the Securities and Exchange Commission on May 11, 2007.

Additional information about Material Sciences is available at www.matsci.com.

MATERIAL SCIENCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2007	2006	2007	2006
Net Sales	$65,074	$60,653	$181,905	$203,730
Cost of Sales	56,054	53,170	158,276	169,855

Gross Profit	9,020	7,483	23,629	33,875
Selling, General and Administrative Expenses	8,361	8,547	27,277	25,745
Restructuring Expenses	—	—	—	592

Income (Loss) from Operations	659	(1,064)	(3,648)	7,538

Other (Income) and Expense:
Interest (Income) Expense, Net	(117)	(115)	(307)	(509)
Equity in Results of Joint Venture	(132)	(37)	(257)	(93)
Other, Net	(46)	(36)	(123)	(99)

Total Other Income, Net	(295)	(188)	(687)	(701)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	954	(876)	(2,961)	8,239
Provision (Benefit) for Income Taxes	271	(699)	(1,095)	3,442

Income (Loss) from Continuing Operations	683	(177)	(1,866)	4,797

Net Income (Loss)	$683	$(177)	$(1,866)	$4,797

Basic Net Income (Loss) Per Share	$0.05	$(0.01)	$(0.13)	$0.33

Diluted Net Income (Loss) Per Share	$0.05	$(0.01)	$(0.13)	$0.33

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,251	14,525	14,419	14,641
Dilutive Shares	—	—	—	26

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,251	14,525	14,419	14,667

Outstanding Common Stock Options Having No Dilutive Effect	170	227	170	227

MATERIAL SCIENCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2007	February 28, 2007
Assets:
Current Assets:
Cash and Cash Equivalents	$3,921	$11,667
Short Term Investment	6,000	—
Receivables, Less Reserves of $3,558 and $4,020, Respectively	37,610	48,121
Income Taxes Receivable	3,082	1,665
Prepaid Expenses	1,160	1,168
Inventories	42,778	42,174
Deferred Income Taxes	4,524	2,204
Assets Held For Sale	3,921	—

Total Current Assets	102,996	106,999

Property, Plant and Equipment	211,550	245,570
Accumulated Depreciation and Amortization	(143,855)	(170,666)

Net Property, Plant and Equipment	67,695	74,904

Other Assets:
Investment in Joint Venture	3,059	2,363
Goodwill	1,319	1,319
Deferred Income Taxes	2,080	1,592
Other	228	192

Total Other Assets	6,686	5,466

Total Assets	$177,377	$187,369

Liabilities:
Current Liabilities:
Accounts Payable	$31,455	$39,251
Accrued Payroll Related Expenses	4,738	5,414
Accrued Expenses	10,060	7,114
Current Liabilities of Discontinued Operation - Pinole Point Steel	45	66

Total Current Liabilities	46,298	51,845

Long-Term Liabilities:
Other	8,278	9,191

Total Long-Term Liabilities	8,278	9,191

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,399	79,171
Treasury Stock at Cost	(52,055)	(48,757)
Retained Earnings	92,296	94,255
Accumulated Other Comprehensive Income	2,780	1,283

Total Shareowners’ Equity	122,801	126,333

Total Liabilities and Shareowners’ Equity	$177,377	$187,369

MATERIAL SCIENCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(In thousands)

	Nine Months Ended November 30,
	2007	2006
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(1,866)	$4,797
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	8,759	8,040
Provision for Deferred Income Taxes	(556)	485
Compensatory Effect of Stock Plans	88	202
Loss on Disposal of Asset	33	50
Other, Net	(257)	(93)
Changes in Assets and Liabilities:
Receivables	10,802	(3,705)
Income Taxes Receivable	(1,704)	860
Prepaid Expenses	18	(653)
Inventories	(330)	(15,360)
Accounts Payable	(8,025)	14,085
Accrued Expenses	55	(196)
Other, Net	(836)	(337)

Net Cash Provided by Continuing Operations	6,181	8,175
Net Cash Provided by (Used in) Discontinued Operations	(21)	(614)

Net Cash Provided by Operating Activities	6,160	7,561

Investing Activities:
Capital Expenditures	(4,804)	(10,579)
Purchases of Short-term investment	(66,325)
Proceeds from Short-term investment sold	60,325

Net Cash Used in Investing Activities	(10,804)	(10,579)

Financing Activities:
Purchases of Treasury Stock	(3,298)	(2,229)
Issuance of Common Stock	140	317

Net Cash Used in Financing Activities	(3,158)	(1,912)

Effect of Exchange Rate Changes on Cash	56	(21)

Net Decrease in Cash	(7,746)	(4,951)
Cash and Cash Equivalents at Beginning of Period	11,667	13,600

Cash and Cash Equivalents at End of Period	$3,921	$8,649

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$564	$(892)

Supplemental Cash Flow Disclosures:
Interest Paid	$113	$99
Income Taxes Paid (Refunded), net	$1,104	$2,107